Exhibit 99.1
BURGER KING HOLDINGS INC APPOINTS RONALD M. DYKES
TO BOARD OF DIRECTORS; ANNOUNCES RESIGNATION
OF ARMANDO CODINA
MIAMI — March 30, 2007 — Burger King Holdings Inc. (NYSE:BKC) announced today that Ronald M. Dykes has been appointed to the company’s board of directors, effective April 1, 2007. He also will serve on the board’s audit committee.
“We are very excited to add Ron’s financial expertise to our board and company,” said Burger King CEO John W. Chidsey. “His experience shaping financial and business strategies, as well as his background managing a large public company, will help us drive Burger King’s growth.”
Dykes, 60, served most recently as chief financial officer for BellSouth Corporation. He worked at BellSouth and its predecessor companies for 34 years, holding positions of increasing responsibility, first in network and engineering groups, then in financial management. In 1993 he was appointed vice president and controller for BellSouth Corporation, and in 1995, he was appointed chief financial officer, the position he held until his retirement in December 2005. Dykes received a bachelor’s degree from Auburn University, an MBA from Emory University, and a master of science degree from Stanford University. He is a trustee of St. Joseph’s Health System in Atlanta.
The company also announced that it has accepted Armando Codina’s resignation from the board of directors effective April 1, 2007. Codina has been a member of the board since November 2005.
Regarding Codina’s departure, Chidsey stated, “We wish to thank Armando for his many contributions to our business during his tenure on the board and look forward to continuing to cultivate our strong relationship.”
Codina remarked: “Although other business commitments prevent me from continuing on the board, I still consider myself part of the Burger King family. I am also delighted that Ron will be joining the Burger King board and audit committee. My service on BellSouth’s board overlapped with Ron’s career for many years, including while Ron was CFO. I have great respect for Ron personally and for his abilities, and I know he will be a huge asset to Burger King.”
About Burger King Holdings Inc.
The BURGER KING® system operates more than 11,100 restaurants in all 50 states and in more than 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
CONTACT: Burger King Holdings Inc., Miami
Media Contact:
BKC Media Relations
Keva Silversmith, 305-378-3797
ksilversmith@whopper.com
or
Analyst Contact:
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com